EXHIBIT 3.4

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:03 PM 22/28/2007
FILED 03:26 PM 12/28/2007
SRV 071372575 - 3251589 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
AMERICAN ACHIEVEMENT CORPORATION

Pursuant to Section 242 of the Delaware
General Corporation Law

American Achievement Corporation, a Delaware corporation (the "Corporation"), hereby certifies as follows:

FIRST:The name of the Corporation is American Achievement Corporation.

SECOND: Article 4A of the Certificate of Incorporation of the Corporation is hereby deleted in its entirety and restated as follows:

4A. The Corporation shall have authority to issue One Hundred (100) shares of Common Stock, par value $0.000001 per share.

4B DELETED.

THIRD:This Certificate of Amendment of Certificate of Incorporation shall be effective as of December 20, 2007, for accounting purposes only.

FOURTH: This Certificate of Amendment of Certificate of Incorporation was duly adopted by the requisite vote of the Board of Directors and by the vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WIIEREOF, the undersigned has executed this Certificate of Amendment as of this 20th day of December, 2007.

By:    /s/ DONALD J. PERCENTI
Name: Donald J. Percenti
Title: President/CEO